Exhibit 99.1

PRESS RELEASE

VSE CORPORATION CLOSES ON
WHEELER BROS., INC. ACQUISITION

Acquisition Builds on Strategy to Leverage Supply Chain Management

Alexandria, Virginia, June 6, 2011 – VSE Corporation (NASDAQ: VSEC) announced today that it has closed on the acquisition of Wheeler Bros., Inc. (WBI), a privately held supply chain management company headquartered in Somerset, PA.

WBI supplies vehicle parts to the U.S. Postal Service (USPS) and the Department of Defense. The purchase price is approximately $180 million in cash, subject to adjustment based on closing net working capital, with the potential additional payments of up to $40 million, if certain financial targets are met during the first four years after completion of the acquisition. For the year ended September 30, 2010, WBI recorded revenues of approximately $158 million and pretax income of approximately $31 million. WBI has about 185 employees.

VSE CEO and President, Maurice (“Mo”) Gauthier, said, “We are very excited to have WBI join the VSE team.  The strategic advantage of integrating a world class supply chain management competency into our traditional DoD offerings is greatly enhanced by WBI’s superb reputation in the U.S. Postal Service fleet management market.  This synergy is what drew our two companies together at the outset.    The Wheeler management team will be staying on, and Somerset, PA is a great place to live and work.  We believe there is significant opportunity for expansion with access to WBI’s talented workforce”

Dave Wheeler will remain WBI’s Chief Executive Officer.  Randy Davies, currently VP of Operations, will become WBI’s President and COO.  Dave Wheeler commented, “Our two companies have been in business for five decades each, and we both share the core cultural values of integrity, loyalty to our employees and dedication to our clients.  We have already identified VSE pipeline opportunities which would otherwise be unavailable to us.    Likewise, VSE’s capabilities are very well suited to the needs of our U.S. Postal Service vehicle fleet management market.”

The acquisition of WBI will add supply chain management to the work VSE has historically performed to extend the life of military ships, vehicles, aircraft and their installed systems. Like VSE’s other subsidiaries, WBI will support VSE’s strategic initiative to expand its business base into the civil sector of the federal government. In both government and commercial fleets, operating budgets are making near term fleet replacements unlikely, thereby increasing the demand for service life extension of existing assets.

                In connection with its acquisition of WBI, VSE entered into a five-year $250 million senior credit facility with a bank group that includes a $125 million revolving credit facility and a $125 million term loan.

For more information on WBI, please visit their web site at www.teamwbi.com.

About VSE
VSE marked its 50th year as a government contractor in 2009. VSE is a diversified Federal Services company of choice for solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for consulting and program management, logistics, equipment and vehicle/vessel refurbishment, engineering, information technology, energy consulting, and construction program management. For additional information on VSE services and products, please see the company’s web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent reports filed with the Securities and Exchange Commission.

News Contact:  Sylvia Gethicker (703) 329-4610
Investor Relations:  Christine Peters (703) 329-3263